CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference of our report dated August 27, 2013, relating to the financial statements and financial highlights of predecessor funds IMS Capital Value Fund, IMS Strategic Income Fund, and IMS Dividend Growth Fund, each a series of Unified Series Trust, as of June 30, 2013 and for the periods indicated therein, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information in this Post-Effective Amendment on Form N-1A of 360 Funds.

Cohen Fund Audit Services, Ltd.
Cleveland, Ohio
June 20, 2014